UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 7, 2013

New Source Energy Partners L.P.

(Exact name of Registrant as Specified in Charter)

Delaware	001-35809	38-3888132
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

914 North Broadway, Suite 230

Oklahoma City, Oklahoma 73102

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (405) 272-3028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Underwriting Agreement

On February 7, 2013, New Source Energy Partners L.P., a Delaware limited partnership (the “Partnership”), entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, New Source Energy GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and, together with the Partnership, the “Partnership Parties”) and Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated, BMO Capital Markets Corp. and Oppenheimer & Co. Inc., as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale (the “Offering”) by the Partnership, and purchase by the Underwriters, of 4,000,000 common units representing limited partner interests at a price to the public of $20.00 per common unit ($18.70 per common unit, net of underwriting discounts). The material terms of the Offering are described in the prospectus, dated February 7, 2013 (the “Prospectus”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on February 8, 2013 pursuant to Rule 424(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-185754), initially filed by the Partnership on December 31, 2012.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering is expected to close on February 13, 2013, subject to customary closing conditions, and the Partnership will receive proceeds (net of structuring fees, fees and expenses associated with the Partnership’s new revolving credit facility, underwriting discounts and offering expenses) from the Offering of approximately $71.6 million. As described in the Prospectus, the Partnership will use the net proceeds from the Offering to repay debt assumed from New Source Energy Corporation (“New Source Energy”) burdening certain properties acquired by the Partnership in connection with the Offering, to make a cash distribution to New Source Energy and for general partnership purposes.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Relationships

Certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking and advisory services for New Source Energy, the Partnership Parties and our respective affiliates from time to time in the ordinary course of their business for which they have received, and may in the future receive, customary fees and reimbursement of expenses. As described in the Prospectus, a portion of the proceeds of the Offering will be used to repay debt assumed from New Source Energy for which an affiliate of BMO Capital Markets Corp. is the lender. As a result, one of the underwriters or its affiliate will receive a portion of the net proceeds of the Offering.

Item 7.01.	Regulation FD Disclosure.

On February 7, 2013, the Partnership announced that it had priced the Offering described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and will not be incorporated by reference into any filing under the Securities Act of 1933 unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Exhibits

(d)	Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement by and among New Source Energy Partners L.P., New Source Energy GP, LLC and Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated, BMO Capital Markets Corp. and Oppenheimer & Co. Inc., as representatives of the several underwriters named therein, dated February 7, 2013.

99.1	Press release dated February 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Source Energy Partners L.P.

By:	New Source Energy GP, LLC, its general partner

By:	/s/ Kristian B. Kos
Name: Kristian B. Kos
Title: President and Chief Executive Officer

Date: February 12, 2013

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement by and among New Source Energy Partners L.P., New Source Energy GP, LLC and Robert W. Baird & Co. Incorporated, Stifel, Nicolaus & Company, Incorporated, BMO Capital Markets Corp. and Oppenheimer & Co. Inc., as representatives of the several underwriters named therein, dated February 7, 2013.

99.1	Press release dated February 7, 2013.